Fixed-Term Employment Agreement

Coty Italia S.r.l.
via Ferrante Aporti 28, Milan (Italy) (the „Company“)
and

Ms.    Anna    von    Bayern,    born in XXX on XXX, residing at XXX, (the "Employee”).

Preamble

The Company is a company of Coty-Group with the ultimate parent company Coty Inc., (“Coty”) which has its head offices at Empire State Building, 350 Fifth Avenue, New York, NY 10118. This fixed-term employment agreement (“Agreement”) replaces any former agreements signed between any entity of the Coty Group and the employee.

    1.    Employment, Description of Scope
1.1        The employment relationship shall commence on 1st September 2020 and shall end on 31 December 2020.
1.2    The Employee confirms that Employee is not bound by any non-competition restrictions or other understanding    preventing Employee from entering into this Agreement and starting the activities for the Company.

1.3    The Employee shall act as Chief Corporate Affairs Officer.

1.4    The Employee shall report to Coty CEO. In the execution of the Employee’s duties, the Employee shall follow Company and Coty policies.

1.5    The place of employment shall be the Company’s registered office provided, whereas the Employee’s activities may require a significant amount of business travel.

1.6     The Employee is a key management employee (leitender Angestellter) pursuant to Section 5 (3) Works Constitution Act (Betriebsverfassungsgesetz).
2.        Working Hours
The regular weekly working time of the employee is [40] hours.
3.        Remuneration

3.1     The Employee shall receive a monthly gross salary in the amount of EUR 25.000.

3.2    Any services rendered beyond general working hours, in particular work rendered on Sundays and public holidays as well as overtime is compensated by the fixed salary and there is no claim for additional compensation.

3.3     The employee will receive in the first open trading window following her start date Restricted Stock Units (RSU) or Cash Units with a value of US$2,900,000 (two million nine thousand U.S. dollars) calculated as being a number of Restricted Stock Units or Cash Units equal to this amount divided by the 30-day average stock price prior to the grant date. These Units will vest by third on each of the first, second and third anniversary of the grant date. This program covers all variable pay. All equity grants are subject to discretionary review and approval of Coty’s Board of Directors.

4.        Vacation
4.1    The Employee is entitled to the statutory minimum vacation.
4.2     In planning vacation the Employee will consider the business requirements of the Company and will coordinate vacation days with her immediate Supervisor.

5.        Absence / Illness

5.1    In each case of unforeseen absence, the Employee shall inform the Company without delay thereof and of foreseeable length of his absence. At the same time, the Employee shall inform the Company about any assignments which are to be completed on an urgent basis.
5.2     In the case of sickness, the Employee shall be obliged to present a doctor’s certificate of inability to work giving the probable duration thereof before the end of the third calendar day from the beginning of inability to work. Should the inability to work last longer than given in the doctor’s certificate a new doctor’s certificate shall be submitted within three days. This obligation shall also apply after expiration of the statutory period of continued payment of remuneration in the event of sickness.

6.    Benefits
6.1    The entitlement to a company car, if any, refers to the Company’s local policies as applicable from time to time.
6.2     Any work related travel shall be subject to the Coty Travel Policy as applicable from time to time. All travel expenses must be properly accounted for and documented and shall be filed for reimbursement without delay. Any request for reimbursement shall be subject to local tax rules, the provisions of the Coty Travel Policy, and must first be approved by the Employee’s immediate supervisor.
7.Term / Probationary Period / Termination / Release from Duties / Obligation to Return

7.1    The employment relationship shall be for an definite period, and will end    without    further communication on 31 December 2020.

7.2     Either party may terminate this Agreement by four weeks notice to the fifteenth or the end of a month.

Extended terms of notice, which are mandatory for a termination by the Company, shall be mandatory for a termination by the Employee as well.

7.3    The right to terminate the employment relationship with immediate effect for good cause remains unaffected.

7.4    Any notice of termination has to be in writing.

7.5    Upon termination of this Agreement – regardless of the identity of the terminating party – the Company shall be entitled to release the Employee from her work duties subject to continued payment of the contractual remuneration. For the period of the release from duties, Section 615 sent. 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall apply. The Employee shall be obliged to inform the Company without being asked to do so about the amount of income that he received during the period of the release from duties.

7.6     Upon terminating her employment for any reason or whenever so directed by the Company or Coty, the Employee will return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which Employee has received, or in or on which Employee has stored or recorded Company or Coty data or information, in the course of her employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Company or Coty property which may be in her possession or control, to the Company or to such entity as Coty may direct, without right of retention.

8.    Code of Business Conduct, Confidentiality

8.1     The Employee will comply with Coty Code of Business Conduct, a copy of which has been provided to the Employee.
8.2     The Employee shall not disclose, directly or indirectly, during or any time following employment, to others or use for Employee’s own benefit or for the benefit of others and agrees to keep strictly confidential all information concerning the Company or any other entity within Coty unless such use or disclosure has been approved in advance and in writing by the Company or Coty. This duty of confidentiality applies in addition to all applicable laws regarding the protection of trade secrets and includes, but is not limited to, any internal papers and documents, business secrets or know-how, proprietary information, business or marketing plans, cost calculations, financial or other data, profit plans, inventions, discoveries, processes, drawings, notes, customer or supplier information and any other internal information which the Employee has received, used, observed, been exposed to or had access to in the course of her employment with an entity of Coty.

9.        Exclusionary Periods

9.1     All claims arising from the employment relationship shall be forfeited if they are not asserted against the other Party in writing within three months of their maturity.

9.2    Should the other Party reject the claim or it does not take a position on it within three weeks of the assertion of the claim, the claim shall be forfeited if it is not asserted in court within three months of the rejection or the expiration of the three-week period.
9.3    Sec. 9.1 and 9.2 shall also apply to claims associated with the employment relationship.

9.4     Sec. 9.1, 9.2 and 9.3 shall not apply for claims in the meaning of Section 309 No. 7 of the German Civil Code (Bürgerliches Gesetzbuch), claims for liability due to intentional conduct as well as for claims which can neither be restricted nor excluded or which cannot be waived, e.g. such as claims under the provisions of the Minimum Wage Act (Mindestlohngesetz).

10.    Written Form
Modifications of and amendments to this Agreement shall only be valid if made in writing. This shall also apply to the abolishment or modification of or amendment to the foregoing written form requirement.

11.General,    applicable law, severability clause
11.1     This Agreement relates only to the Employee’s employment with the Company. Nothing within this Agreement shall be construed as to constitute an employment agreement with Coty or any of its entities, other than the contracting Company.
11.2     The provisions of this Agreement shall be subject to the laws of Germany. This shall not apply with regard to the Coty APP. With regard to this, the provisions stipulated in the plan rules shall apply.
11.3    Any grievance relating to employment should be referred to Employee’s Department Head.
11.4     If one or more of the provisions of this Agreement is or becomes wholly or partly invalid or unenforceable, or if this Agreement fails to cover an issue which the parties would have covered had they thought of it at the time of the Agreement, such invalidity, unenforceability or missing provision shall not affect the validity of the remaining provisions of this Agreement. Such invalid, unenforceable or missing provision shall be replaced by a valid provision which best reflects the intentions of the parties to this Agreement in accordance with the valid provisions of this Agreement, applicable laws and the Company and Coty Policies referred to in this Agreement.
Any references to the masculine gender herein are for convenience only.

The English version of this Agreement is binding.

Unterschriften/Signatures Coty Italia S.r.l.
Datum/Date:21 December 2020    Datum/Date:21 December 2020_

/s/ Gianluca Tordi                 /s/ Mauro Riccio
        _
Name:    Gianluca Tordi    Name:    Mauro Riccio
Position:    Senior HR Director Italy    Position:    Interim MD & CFO Italy

Mitarbeiterin/Employee:

/s/ Anna von Bayern

Datum/Date:21 December 2020

Anna von Bayern